UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

ARCIMOTO, INC.

(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)

001-38213	26-1449404
(Commission File Number)	(IRS Employer
Identification No.)

2034 West 2nd Avenue, Eugene, OR 97402

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (541) 683-6293

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, no par value	FUV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

On August 15, 2023, Arcimoto, Inc., an Oregon corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the investors named therein (the “Purchasers”), pursuant to which the Company sold, in a private placement, an aggregate of (i) up to 8,466 shares (the “Series D Preferred Shares”) of the Company’s 8% Series D Convertible Preferred Stock, stated value $1,000 per share (the “Series D Preferred Stock”), initially convertible into an aggregate of 1,760,298 shares of the Company’s common stock, no par value (the “Common Stock”) at a conversion price of $1.20 (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), and (ii) warrants (the “Warrants”), to purchase up to an aggregate of 14,110,417 shares of Common Stock (the “Warrant Shares,” and together with the Series D Preferred Stock, Warrants, and Conversion Shares, the “Securities”). For purposes of conversion into common stock, the Series D 8% Convertible Preferred Stock has a stated value of $8,465,625, which represents an original issue discount of 20%.

The offering of the Series D Preferred Stock and the Warrants by the Company pursuant to the Purchase Agreement is hereinafter referred to as the “Offering,” and the related transactions, the “Transaction.” The offering price per share of Series D Preferred Stock and associated Warrants is $800.00 (the “Per Share Purchase Price”). Capitalized terms not defined herein, shall have the meanings assigned to them in the Purchase Agreement

The Offering is to occur in two tranches. The first closing of the Transaction for $4,515,000 occured on August 15, 2023 (the “First Closing”). The second closing of the Transaction for $2,257,500 will occur after the date that the Company has received Shareholder Approval (as defined in the Purchase Agreement) of the Transaction and the Common Stock underlying the Securities has been registered with the U.S. Securities and Exchange Commission for resale (the “SEC”), subject to the satisfaction of customary closing conditions (the “Second Closing”). The Company has agreed to call a special meeting of its shareholders to approve the Transaction and has agreed to register the Common Stock underlying both the Series D 8% Convertible Preferred and the Warrants subsequent to the First Closing.

For a description of the terms of the Series D Preferred Stock, see Item 5.03 below.

Each Warrant has an exercise price of $1.50 per share, will be exercisable upon the earlier of (i) six months from the First Closing Date or (ii) the date that the Company has received Shareholder Approval of the Transaction and the Common Stock underlying such Warrants has been registered with the SEC for resale. (the “Initial Exercise Date”), subject to certain ownership limitations and will expire on the fifth anniversary of the Initial Exercise Date.

The offering is expected to result in gross proceeds to the Company of approximately $6.77 million. The net proceeds to the Company from the Offering are expected to be approximately $6.3 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the proceeds for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions.

Pursuant to the Purchase Agreement, the Company has agreed that, subject to certain exceptions, it will not, for a period of ninety (90) days following the closing of the Offering, (i) conduct any issuances of Common Stock or common stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement (as defined below). Until such time as no Purchaser holds any Series D Preferred Stock, the Company agreed it will not (a) enter into any agreement, undertaking or covenant with a third party that prohibits the Company or its Subsidiaries from entering into, effecting or announcing a Variable Rate Transaction or similar transaction with the Purchasers or their Affiliates at any time a Purchaser holds any of the Series D Preferred Stock, or (b) make any issuances of Common Stock or common stock equivalents at a price below the then-effective Conversion Price of the Series D Preferred Stock or the Exercise Price of the Warrants.

Registration Rights Agreement

In connection with the Offering, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to register for resale (i) the Conversion Shares, (ii) the Warrant Shares, (iii) all shares of Common Stock issued and issuable as dividends on the Series D Preferred Stock, and (iv) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (together, the “Registrable Securities”). Under the terms of the Registration Rights Agreement, the Company is required to file a registration statement (the “Registration Statement”) with the SEC covering the resale of the Conversion Shares and the Warrant Shares on or before the 10th calendar day following the effective date of the Registration Rights Agreement and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC by the 30th calendar day, or 60th day in the event of SEC review, following the effective date of the Registration Rights Agreement and use its best efforts to keep such registration statement continuously effective until the date that all Registrable Securities covered by such registration statement (a) have been sold, thereunder or pursuant to Rule 144, or (b) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The Company will be obligated to pay certain liquidated damages to the Purchasers if the Company fails to file such Registration Statement when required, fails to cause such Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of such Registration Statement pursuant to the terms of the Registration Rights Agreement.

Voting Agreement

In connection with the transaction, each officer and director of the Company entered into a voting agreement (“Voting Agreement”) with the Purchasers, pursuant to which they agreed to vote any shares of the Company’s capital stock over which they have voting control, in favor of all matters submitted relating to Shareholder Approval.

Forms of the Purchase Agreement, Registration Rights Agreement, Voting Agreement, and Warrant are attached as Exhibits 10.1, 10.2, 10.3, and 4.1 hereto, respectively. The descriptions of the terms of the Purchase Agreement, the Registration Rights Agreement, the Voting Agreement, and the Warrants are not intended to be complete and are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities

The description of the issuance of the Series D Preferred Stock and the Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

The Series D Preferred Shares and the Warrants are being sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder. The Conversion Shares and the Warrant Shares will be issued pursuant to the same exemption or pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. Accordingly, the securities issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Item 3.03 Material Modification to Rights of Security Holders.

The description of the terms of the Series D Preferred Stock under Item 1.01 and Item 5.03 is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Series D Preferred Stock

On August 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Oregon designating 8,466 shares out of the authorized but unissued shares of its preferred stock as Series D Preferred Stock with a stated value (the “Stated Value”) of $1,000 per share (the “Certificate of Designation”). The following is a summary of the principal terms of the Series D Preferred Stock as set forth in the Certificate of Designation.

Dividends

The holders of Series D Preferred Stock will be entitled to cumulative dividends at the rate per share (as a percentage of the Stated Value) of 8% per annum, accrued daily and compounded monthly, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the date of the first issuance of any shares of the Series D Preferred Stock (the “Original Issue Date”) and on each date in which a holder of Series D Preferred Stock delivers his Notice of Conversion (as defined in the Certificate of Designation) (with respect only to Series D Preferred Stock being converted) (each such date, a “Dividend Payment Date”) in cash.

Voting Rights

The shares of Series D Preferred Stock have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (defined below) senior to, or otherwise pari passu with, the Series D Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series D Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series D Preferred Stock are entitled to receive out of the assets available for distribution to shareholders of the Company an amount equal to 100% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock.

Conversion at the Option of the Holder

Each share of Series D Preferred Stock is convertible at any time and from time to time from and after the Original Issue Date at the option of the holder, into that number of shares of Common Stock (subject to certain beneficial ownership limitations), determined by dividing 125% of the Conversion Amount (as defined in the Certificate of Designation), by $1.20 (the “Conversion Price”).

In the event that the Company receives a Conversion Notice (as defined in the Certificate of Designation) before Shareholder Approval from more than one holder of Series D Preferred Stock for the same Conversion Date and the Company can convert some, but not all, of such portions of the Series D Preferred Stock submitted for conversion without exceeding the Nasdaq imposed limit of 19.99% of the issued and outstanding Common Stock on the Closing Date (the “Maximum Pre-Approval Amount”), the Corporation shall convert from each holder of Series D Preferred Stock electing to have Series D Preferred Stock converted on such date a pro rata amount of the Maximum Pre-Approval Amount.

Beneficial Ownership Limitation

The Series D Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the Common Stock of the Company outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the applicable holder. However, any holder may increase or decrease such percentage, but notto a percentage in excess of 9.99%, upon notice to the Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to the Company and such increase or decrease will apply only to the holder providing such notice.

Issuance Limitations

If the Company has not obtained the requisite Shareholder Approval (as defined in the Certificate of Designation), then the Company may not issue, upon conversion of the Series D Preferred Stock or as Dividend Conversion Shares, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with any conversion of Series D Preferred Stock issued pursuant to the Purchase Agreement, (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement and (iii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreement, would exceed 1,760,298 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each holder of Series D Preferred Stock shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series D Preferred Stock by (y) the aggregate Stated Value of all Series D Preferred Stock issued on the Original Issue Date to all holders. In addition, each holder may allocate its pro-rata portion of the Issuable Maximum among Series D Preferred Stock and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a holder no longer holds any Series D Preferred Stock or Warrants and the amount of shares issued to such holder pursuant to such holder’s Series D Preferred Stock and Warrants was less than such holder’s pro-rata share of the Issuable Maximum.

Preemptive Rights

From the date hereof until the 12 month anniversary of the Two-Year Redemption Date (as defined in the Certificate of Designations), upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), subject to any similar rights of others which may then be in effect, each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 40% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. In addition, for such period, if the Company undertakes any preferred financing, debt financing or financing accounted for as debt under GAAP, the Purchasers shall have a right of first refusal to purchase all of such proposed debt.

Redemption

If after the later of the Shareholder Approval Date (as defined in the Purchase Agreement) and the Effective Date (i) the closing price for each of any 20 consecutive trading day period, which 20 consecutive trading day period shall have commenced only after the later of the Shareholder Approval Date and the date that the Registration Statement is filed pursuant to the Registration Rights Agreement (the “Effective Date”) (the later of the Shareholder Approval Date or the Effective Date, the “Threshold Period”), exceeds 300% of the then effective Conversion Price and (ii) the volume for each trading day during any Threshold Period exceeds $2,000,000 per trading day, the Company may, within 1 trading day after the end of any such Threshold Period, deliver a written notice to all holders (a “Forced Conversion Notice” and the date such notice is delivered to all holders, the “Forced Conversion Notice Date”) to cause each holder to convert all or part of such holder’s Series D Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series D Preferred Stock pursuant to Section 6 the Certificate of Designation, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur no later than the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined in the Certificate of Designation) following the Forced Conversion Notice Date (such date, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions (as defined in the Certificate of Designation) have been met on each trading day during the applicable Threshold Period through and including the later of the Forced Conversion Date and the trading day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the holders pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the holders based on each holder’s initial purchases of Series D Preferred Stock hereunder, provided that any voluntary conversions by a holder shall be applied against such holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series D Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6 of the Certificate of Designation, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions. Following the initial Forced Conversion Date, each holder agrees (i) that the right to future dividends after such date will terminate and (ii) it will continue to convert its Series D Preferred Stock after each sale of Conversion Shares in the amount required to reach its beneficial ownership limitation.

On each Monthly Redemption Date (as defined in the Certificate of Designation), the Company shall redeem 1/18th of the original Stated Value, plus accrued but unpaid dividends, late fees, if any, liquidated damages, if any, and any other amounts then owing to the holder in respect of the Series D Preferred Stock (the “Monthly Redemption”). The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash. The holder may convert, pursuant to Section 6(a), any Stated Value of the Preferred Stock subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount, plus accrued but unpaid dividends, liquidated damages and any other amounts then owing to the holder are due and paid in full The Company covenants and agrees that it will honor all Notices of Conversion tendered up until such amounts are paid in full.

On the second anniversary of the Original Issue Date, the Company shall redeem all of the then outstanding Series D Preferred Stock, for an amount in cash equal to the Two Year Redemption Amount (as defined in the Certificate of Designation”). The Company covenants and agrees that it will honor all Notices of Conversion tendered up until the Two Year Redemption Amount is paid in full.

In the event of a Subsequent Financing (as defined in the Purchase Agreement) that exceeds $6,250,000 (the “Threshold”), other than solely with respect to the gross proceeds from the offering pursuant to Purchase Agreement pursuant to which the Series D Preferred Stock and Warrants have been issued (including the gross proceeds from any exercises of Common Warrants), each holder shall have the right, in its sole discretion, to require that the Corporation redeem (unless waived in writing by such applicable holder) (each an “Subsequent Financing Optional Redemption”) all, or any number, of the Series D Preferred Stock of such holder (the “Subsequent Financing Optional Redemption Available Shares”) with an aggregate Conversion Amount not in excess of such Holder’s pro rata amount (based on its percentage ownership of the then-outstanding Series D Preferred Stock) of 50% of the gross proceeds of such Eligible Financing Placement which exceed the Threshold (the “Subsequent Financing Optional Redemption Amount”) by delivering written notice thereof (each, an “Subsequent Financing Optional Redemption Notice”) to the Corporation. Notwithstanding the foregoing, if a Holder is participating in an Subsequent Financing, upon the written request of such Holder, the Corporation shall exchange all, or any number, of the Subsequent Financing Optional Redemption Available Shares, as set forth in such written request, into the securities to be purchased by such Holder in such Subsequent Financing at an exchange rate valuing such applicable Subsequent Financing Optional Redemption Available Shares at the Subsequent Financing Optional Redemption Price (as defined below) that would otherwise be payable to such Holder in such Subsequent Financing Optional Redemption for such Subsequent Financing Optional Redemption Available Shares, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by such Holder in such Subsequent Financing.

Negative Covenants

As long as any Series D Preferred Stock is outstanding, unless the holders of more than 75% in stated value of the then outstanding shares of Series D Preferred Stock shall have otherwise given prior written consent the Company and the subsidiaries cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of the Series D Preferred Stock, (d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock equivalents or junior securities, (e) pay cash dividends or distributions on junior securities of the Company, (f) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, or (g) enter into any agreement with respect to any of the foregoing.

Trading Market

There is no established trading market for any of the Series D Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series D Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series D Preferred Stock will be limited.

A copy of the Certificate of Designation is attached as Exhibits 3.1 hereto. The description of the terms of the Certificate of Designation is not intended to be complete and is qualified in its entirety by reference to such exhibits.

Item 8.01. Other Events.

The Company issued a press release on August 15, 2023 announcing the closing of the Offering which press release is attached as Exhibits 99.1 hereto.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock
4.1	Form of Warrant
10.1+	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Voting Agreement
99.1	Press Release, dated August 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCIMOTO, INC.

Date: August 16, 2023	By:	/s/ Christopher W. Dawson
Christopher W. Dawson
Chief Executive Officer